ARTICLES OF INCORPORATION

OF

STONE BANCSHARES, INC.

The undersigned person hereby states the following in order to form a corporation pursuant to the Arkansas Business Corporation Act [Ark. Code Ann. ' 4-27-101, et seq.]:

1.  The name of the corporation is Stone Bancshares, Inc.

2.  The number of shares of stock that the corporation is authorized to issue is Five Million (5,000,000) common shares with a par value of One Cent ($0.01) per share.

3.  The initial registered office of this corporation shall be located at One Riverfront Place, Suite 800, North Little Rock, Arkansas 72114 and the name of the registered agent of the corporation at that address is John E. Pruniski, III.

4.  The name and address of the incorporator are as follows:

Name	Address
John E. Pruniski, III	One Riverfront Place, Suite 800 North Little Rock, AR 72114

5.  The nature of the business of the corporation and the object or purposes proposed to be transacted, promoted or carried on by it are as follows:

(a)  To act as a holding company and to acquire and own stock or other interests in other businesses of any lawful character, including specifically banks, mortgage loan and servicing businesses, factoring businesses, and other financially-oriented businesses; and as a shareholder or as owner of other interests in such businesses, to exercise all rights incident thereto; and

(b)  To do all things herein set forth, and in addition, all such other acts and things necessary or convenient or intended for the attainment of any of the purposes of this corporation and to participate in, engage in, carry on and conduct any business that a natural person lawfully might or could do insofar as such acts and business undertakings are permitted to be done by a corporation organized under the general corporation laws of the State of Arkansas, with all powers conferred upon.

6.  All shares of stock issued by the corporation shall be represented by certificates.

7.  The number of directors constituting the initial board of directors shall be one (1).

8.  A quorum at any meeting of the shareholders of the corporation shall consist of more than fifty percent (50%) of the shares entitled to cast votes on the matter, represented in person or by duly authorized proxy at such meeting.

9.  To the maximum extent permitted by the Arkansas Business Corporation Act of 1987, as it now exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its shareholders for monetary damages for any breach of fiduciary duties as a director.

10.  The corporation may indemnify any person who was, or is, a party, or is threatened to be made a party, to any threatened, pending or contemplated action, suit or proceeding to the fullest extent permitted by the Arkansas Business Corporation Act, as it now exists, or may hereafter be amended.

DATED this 12 day of November, 2015.

/s/ John E. Pruniski, III

John E. Pruniski, III, Incorporator